Exhibit 99.1

BioSig Awarded U.S. Patent Claims for the Noise-Filtering Methods for its Signal Processing Technology

●	Claims address computer-implemented systems and methods for filtering noise from input cardiac signals using its PURE EP™ technology designed to elevate treatments for cardiac arrhythmias

●	Atrial fibrillation is the most common arrhythmia type, affecting over 6 million people in the U.S. and causing more than 750,000 hospitalizations each year

●	BioSig now has 34 issued or allowed worldwide patents covering its advanced PURE EP™ technology

Westport, CT, March 30, 2021 -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the U.S. Patent Office had allowed a utility patent covering its PURE EP™ noise-filtering technology. The recently allowed patent application number 17/082,564 entitled “SYSTEMS AND METHODS FOR PERFORMING ELECTROPHYSIOLOGY (EP) SIGNAL PROCESSING” was filed on October 28, 2020. The patent describes and claims systems and methods for filtering noise (e.g., a cardiac signal) during a quiet period. In particular, this patent involves filtering out harmonics and noise from an input cardiac signal.

Conventional filtering techniques can alter signals and make it difficult or impossible to see low-amplitude, high-frequency signals inherent in cardiac monitoring and the visualization of which signals could help treat cardiac arrhythmias, such as atrial fibrillation and ventricular tachycardia.

One in 18 Americans suffers from cardiac arrhythmia. Atrial fibrillation is the most common arrhythmia type, affecting over 33 million people worldwide, including over 6 million in the U.S. The number of people suffering from atrial fibrillation is expected to reach 8-12 million by 20501. According to the Centers for Disease Control and Prevention (CDC), atrial fibrillation causes more than 750,000 hospitalizations in the U.S. each year, resulting in approximately $6 billion in healthcare spending annually2.

1 Top 10 Things You should Know About Heart Rhythm; Scripps Health.

2 Managing Atrial Fibrillation; Lisa Eramom MA, Medical Economics Journal, February 25, 2019, Volume 96, Issue 4

In the adaptive filtering technology of the current patented technology integrated into the PURE EP™, raw signals acquired by an acquisition module are filtered and processed in accompanying software using a digital processing module, with minimal use of filters in the hardware. From a clinical perspective, the patented PURE EP™ System can significantly assist a medical team's decision making for patients undergoing various medical therapies (such as ablation), with benefits including, but not limited to: suppression of RF energy for cleaner, more reliable recordings of intracardiac signals, less wander, and noise reduction; improved dynamic range for better visualization, especially of very low amplitude signals temporally situated within large-amplitude signals; real-time digital processing and recording of raw signals to facilitate signal filtering without affecting original information and to reduce artifacts and noise.

The allowed patent application complements BioSig’s expanding patent portfolio, which now includes 34 issued or allowed worldwide patents.  In addition, BioSig has exclusive licenses to 16 additional worldwide utility patent applications from the Mayo Foundation for Medical Education and Research, three of which have been issued and/or have been allowed to date. These 16 applications are generally directed to electroporation and stimulation.

"We are pleased to announce this newest patent allowance which demonstrates the clinical significance of our PURE EP™ System in filtering noise from complex cardiac signals in the electrophysiological setting,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc. “The industry reports consistently indicate that inability to detect small intracardiac signals and difficulties to record high-quality signals account for some of the main factors that interfere with effective cardiac ablations. We believe that we have the leading patent-protected solution for ensuring signal clarity that is paramount to the success of cardiac ablations for all types of cardiac arrhythmias.”

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119